UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 6, 2013

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As reported on Form 4 on September 10, 2013, Hubert Joly, the President and Chief Executive Officer of Best Buy Co., Inc. ("Best Buy" or the "registrant"), exercised and sold 350,467 stock options and sold 100,686 shares in the registrant on the open market on September 6, 2013, due to circumstances relating to his marital dissolution which was concluded on June 24, 2013. As reflected in the Form 4, Mr. Joly's holdings remain substantially in excess of his 140,000 share ownership target under the Company's Executive Stock Ownership Guidelines following the reported transaction.

On September 6, 2013, the Compensation and Human Resources Committee (the “Committee”) of Best Buy approved a limited waiver of the employment agreement between the registrant and Mr. Joly, dated August 19, 2012, and disclosed on a Current Report on Form 8-K filed by the registrant on August 21, 2012 (the “Agreement”). Under the Agreement, Mr. Joly received buy-out payments to compensate him for cash amounts forgone at his prior employer, including a grant of fully vested shares of common stock of the registrant valued at $3.0 million on September 4, 2012 (the “Buy-out Stock Award”). In light of Mr. Joly's changed personal circumstances, the Committee approved a waiver of the remaining year of Mr. Joly's two-year holding period for the Buy-out Stock Award. All other terms of the Agreement remain unchanged and in full force and effect.

Best Buy's Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: September 10, 2013	By:	/s/ KEITH J. NELSEN
Keith J. Nelsen
Executive Vice President, General Counsel and Secretary

3